                                                                       Exhibit 8

                            INVESTOR RIGHTS AGREEMENT

                                     between

                        Aquis Communications Group, Inc.
                            (a Delaware corporation)

                                       and

                          Desert Communications I, LLC
                     (a Delaware limited liability company)





                                 August 12, 2002

                            INVESTOR RIGHTS AGREEMENT

         THIS INVESTOR RIGHTS AGREEMENT (this "Agreement") is made as of August 12, 2002, by and between Aquis Communications Group, Inc., a Delaware corporation (the "Company"), and Desert Communications I, LLC, a Delaware limited liability company (the "Investor").

                                    RECITALS

         WHEREAS, on the date hereof, pursuant to the Restructuring Agreement by and among the Company, Investor and FINOVA Capital Corporation (the "Restructuring Agreement"), among other things, the Company has issued and sold to Investor and Investor has purchased from the Company, 143,671,590 shares of Convertible Preferred Stock and an aggregate of 214,601,100 Warrants; and

         WHEREAS, the Restructuring Agreement, among other things, provides that the execution and delivery by the Company and Investor of this Agreement is a condition to the consummation of the other transactions contemplated by the Restructuring Agreement.

         THE PARTIES HEREBY AGREE AS FOLLOWS:

         1.   Registration Rights. The Company covenants and agrees as follows:

         1.1. Definitions. For purposes of this Agreement:

              (a)  "Act" means the Securities Act of 1933, as amended.

              (b) "Common Stock" means the common stock, $.01 par value per share, of the Company.

              (c) "Convertible Preferred Stock" means the convertible preferred stock, $.01 par value per share, of the Company.

              (d) "Conversion Shares" means any Common Stock of the Company issued or issuable upon conversion of the Convertible Preferred Stock or exercise of the Warrants.

              (e) "Form S-3" means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

              (f) "Holder" means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with
Section 1.12 hereof.

              (g) "Initiating Holders" means Holders who hold at least 35% of the Registrable Securities then outstanding.

         (h) "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

         (i) "Qualified Public Offering" shall mean a sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the initial firm commitment underwritten offering of its securities to the general public, which results in conversion of the Convertible Preferred Stock into Common Stock in accordance with the Company's Certificate of Incorporation as in effect at the time of the offering.

         (j) The terms "register", "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

         (k) "Registrable Securities" means (i) the Common Stock issuable or issued upon conversion of the Convertible Preferred Stock or exercise of the Warrants; and (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in (i) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which such person's rights under this Section 1 are not assigned.

         (l) The number of shares of "Registrable Securities then outstanding" shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

         (m) "S-3 Initiating Holders" means Holders who hold at least 35% of the Registrable Securities then outstanding.

         (n)  "SEC" shall mean the Securities and Exchange Commission.

         (o) "Warrants" means warrants to purchase the aggregate number of shares of Common Stock issued pursuant to the Restructuring Agreement.

    1.2. Request for Registration.

         (a) If the Company shall receive a written request from the Initiating Holders that the Company file a registration statement under the Act covering the registration of some or all of the Registrable Securities held by such Initiating Holders, then the Company shall:

              (i) within fifteen days after the receipt thereof, give written notice of such request to all Holders; and

              (ii) effect as soon as practicable, and in any event within 90 days after the receipt of such request, the registration under the Act of all Registrable Securities held by such Holders which the Holders request to be registered, subject to the limitations of subsection 1.2(b), within 20 days after the mailing of such notice by the Company in accordance with Section 4.5.

         (b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to subsection 1.2(a) and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter shall be selected by a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder's Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

         (c) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twenty-four month period.

         (d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

              (i) After the Company has effected three registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective;

              (ii) If the registration statement to be filed by the Company would result in Registrable Securities offered to the public at a total value of less than $2,000,000 (including for the purposes of such calculation, Registrable Securities requested to be included by all holders and not just the Initiating Holders);

              (iii) During the period starting with the date 45 days prior to the Company's good faith estimate of the date of filing of, and ending on a date 180 days after the effective date of, a registration subject to Section 1.3 hereof; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

              (iv) If the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.11 below.

    1.3. Piggyback Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered), the Company shall promptly give each Holder written notice of such registration. Upon the written request of each Holder given within 20 days after mailing of such notice by the Company in accordance with
Section 4.5, the Company shall, subject to the provisions of this Section, cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered; provided, however, that if the underwriter managing such registration delivers written notification to the Company that in the underwriter's sole discretion market or economic conditions limit the amount of securities which may be expected to be sold, the underwriter may limit or exclude all Registrable Securities and securities offered by Holders from the registration and underwriting. The Company shall so advise all Holders of securities requesting registration, and the number of shares that are entitled to be included in the registration shall be allocated in the following order: (i) to the Company for all securities being sold for its own account;
(ii) to all Investors holding Registrable Securities for which registration is requested; and finally (iii) to shareholders with respect to securities of the Company that are not Registrable Securities, provided, however, that the Company shall not limit the amount of Registrable Securities to be included in such registration under this Section 1.3 to less than 25% of the total number of securities to be included in such registration.

         The Company shall not be required under this Section 1.3 to include any of the Holders' securities in an underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If any person does not agree to the terms of any such underwriting, said person shall be excluded from the underwriting upon written notice from the Company or the underwriter. If any shares are excluded from the registration and if the number of shares of Registrable Securities to be included in such registration was previously reduced as a result of marketing factors, the Company shall then offer to all persons who have retained the right to include securities in the registration the right to include additional securities in an aggregate amount equal to the number of shares excluded, with such shares to be allocated among the persons requesting additional inclusion on a pro rata basis consistent with the allocation provisions set forth above.

    1.4. Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

         (a) Prepare and file with the SEC registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to 120 days or until the distribution contemplated in the Registration Statement has been completed; provided, however, that (i) such 120-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 120-day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Act, permits an offering on a continuous or delayed basis, and provided, further, that applicable rules under the Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (I) includes any prospectus required by Section 10(a)(3) of the Act or (II) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (I) and
(II) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the 1934 Act in the registration statement.

         (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

         (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

         (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Act.

         (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

         (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

         (g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

         (h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

         (i) Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

    1.5. Furnish Information.

         (a) It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as the Company may reasonably request in writing and as shall be required to effect the registration of such Holder's Registrable Securities.

         (b) The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.11 if, due to the operation of subsection 1.5(a), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company's obligation to initiate such registration as specified in subsection 1.2(a) or subsection 1.11(b), whichever is applicable.

     1.6. Expenses of Demand Registration. The Company shall bear all expenses other than underwriting discounts and commissions incurred in connection with one demand registration, pursuant to Section 1.2, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders. However, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case such Holders shall bear pro rata, based on the ratio that the number of Registrable Securities to have been included in such registration bears to the total number of Registrable Securities to have been included in such registration by all such Holders, such expenses); provided, further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2.

     1.7. Expenses of Piggyback Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section
1.3 for each Holder (which right may be assigned as provided in Section 1.12), including (without limitation) all registration, filing and qualification fees, printers and accounting fees relating or apportionable thereto and the fees and disbursements of one counsel for the selling Holders, but excluding underwriting discounts and commissions relating to Registrable Securities.

     1.8. Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1 filed with and declared effective by the SEC.

     1.9. Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

          (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, or the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any related preliminary prospectus or final prospectus or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, or the 1934 Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

     (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, or the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.9(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this subsection 1.9(b) exceed the gross proceeds from the offering received by such Holder.

     (c) Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

         (d) If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

         (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

         (f) The obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

   1.10. Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

         (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after 90 days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

         (b) take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

         (c) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

         (d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

   1.11. Form S-3 Registration. In case the Company shall receive from any Holder or Holders, a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

         (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

         (b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.11: (1) if Form S-3 is not available for such offering by the Holders; (2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than $1,000,000; (3) if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 120 days after receipt of the request of the Holder or Holders under this Section 1.11; provided, however, that the Company shall not utilize this right more than once in any twelve-month period; (4) if the Company has, within the twelve-month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 1.11; (5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or (6) the Company has filed a registration statement within the past 180 days.

         (c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with all registrations requested pursuant to Section 1.11, including (without limitation) all registration, filing, qualification, printer's and accounting fees and the reasonable fees and disbursements of one counsel for the selling Holder or Holders and any underwriters' discounts or commissions associated with Registrable Securities, shall be borne by the Holders of the Registrable Securities so requested to be registered. Registrations effected pursuant to this Section 1.11 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.

   1.12. Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities who (i) is a partner or member or other affiliate of the assignor or transferor, or (ii) after such assignment or transfer, holds at least 5% of the Registrable Securities, provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of
Section 1.14 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership or limited liability company who are partners or members or retired partners or retired members of such partnership or limited liability company (including spouses and ancestors, lineal descendants and siblings of such partners or members or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership or limited liability company; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Section 1.

   1.13. "Market Stand-Off" Agreement. Investor hereby agrees that, during the 120-day period following the effective date of the Qualified Public Offering, it shall not, to the extent requested by the Company and an underwriter of Common Stock or other securities of the Company, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such 120-day period (except securities included in such registration); provided, however, that all officers, directors and 5% shareholders of the Company enter into similar agreements. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of the Investor (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. Notwithstanding the foregoing, the obligations described in this Section 1.14 shall not apply to a registration relating solely to employee benefit plans on Form S-l or a registration relating solely to a Commission

Rule 145 transaction on Form S-14 or Form S-15 or similar forms which may be promulgated in the future.

     2.   Covenants of the Company.

     2.1. Delivery of Financial Statements. So long as the Investor holds at least 100,000 shares of Convertible Preferred Stock (subject to adjustment for stock splits, stock dividends and the like), the Company shall deliver to each such Investor:

          (a) as soon as practicable, but in any event within 90 days after the end of each fiscal year of the Company, financial statements for such fiscal year including, but not limited to, a statement of operations, balance sheet of the Company and statement of shareholders' equity as of the end of such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles ("GAAP"), and audited and certified by independent public accountants selected by the Company, provided, however, that the above requirement that the Investor hold at least 100,000 shares of Convertible Preferred Stock shall not apply to this subsection 2.1(a);

          (b) within 45 days of the end of each quarterly accounting period, unaudited quarterly reports including, but not limited to, a balance sheet, profit and loss statement and cash flow analysis;

          (c) as soon as practicable, but in any event no less than 30 days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, including balance sheets and sources and applications of funds statements and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

          (d) within 30 days of the end of each month, unaudited monthly reports including, but not limited to, a comparison of the Company's financial results for such month versus budget and a written summary of the Company's activities in such month; and

          (e) such other information relating to the financial condition, business, prospects or corporate affairs of the Company as the Investor or any assignee of the Investor may from time to time request, provided, however, that the Company shall not be obligated under this subsection (e) or any other subsection of Section 2.1 to provide information to any Investor which it deems in good faith to be a trade secret or similar confidential information unless such Investor has first entered into a confidentiality agreement in form and substance reasonably satisfactory to the Company with respect to such information.

     2.2. Termination of Information Covenants. The covenants set forth in
Section 2.1 shall terminate as to Investors and be of no further force or effect upon the consummation of the Qualified Public Offering.

     3.   Public Offering.

     The Investor acknowledges and agrees that, during the six-month period following the date hereof, it shall, in consultation with its financial advisors and subject to applicable market conditions, take reasonable commercial steps to evaluate and, if reasonably appropriate, offer to the public as part of a firm commitment underwritten offering registered under the Act up to 10% of its Registrable Securities; provided, however, that the foregoing shall constitute an obligation of the Investor to consider and evaluate such an offering, but not a contractual obligation to undertake or consummate the same. The Company agrees to cooperate and provide all reasonable assistance to the Investor and its agents and representatives in connection with the foregoing.

          Miscellaneous.

     3.1. Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

     3.2. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware without regard to choice of law principles.

     3.3. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     3.4. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     3.5. Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified, one business day following deposit with Federal Express (or another commercial courier service) if delivery is guaranteed for the following business day by such courier service, or three days following deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by 10 days' advance written notice to the other parties.

     3.6. Expenses. If any action at law or equity (including, but not limited to, any arbitration) is commenced which arises out of this Agreement, the party which substantially prevails shall be entitled to recover reasonable attorneys' fees, costs and disbursements in addition to any other relief to which such party may be entitled.

     3.7. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company, the holders of seventy-five percent (75%) of the Registrable Securities then outstanding, provided, however, that any amendment or waiver of any provision of this Agreement which would have an adverse effect on the Investors must also be approved by the vote of a majority of shares of Registrable Securities then held by Investors. Any amendment or waiver effected in accordance with this Section shall be binding upon each Holder of any Registrable Securities then outstanding, each future Holder of all such Registrable Securities, and the Company.

     3.8. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

     3.9. Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

     3.10. Entire Agreement; Interpretation. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof. This Agreement reflects the outcome of negotiations among the parties and their counsel and the parties desire that any questions of contract interpretation regarding this Agreement should be resolved without regard to conclusions concerning responsibility for drafting this Agreement.

                            [Signature Page Follows]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                  THE COMPANY:

                                  AQUIS COMMUNICATIONS GROUP, INC.


                                  By:      /s/ Eugene I. Davis
                                      ---------------------------------------
                                  Name:    Eugene I. Davis
                                  Title:   President & CEO

                                  INVESTOR:

                                  DESERT COMMUNICATIONS I, LLC


                                  By:      /s/ John B. Burtchaell
                                     ----------------------------------------
                                  Name:    John B. Burtchaell
                                  Title:   Senior Vice President

                   [Investor Rights Agreement Signature Page]